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                                                                  Exhibit 10.6.1

                              AMENDED AND RESTATED
                  RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

         This Agreement, effective as of January 1, 2001 (the "Effective Date"), is between ArQule, Inc. ("ArQule"), a Delaware corporation, and Solvay Pharmaceuticals B.V. ("Solvay"), a Dutch corporation.

                                R E C I T A L S

         WHEREAS, the parties previously entered into that certain Research, Development and License Agreement, effective as of November 2, 1995 (the "Prior Agreement");

         WHEREAS, the Prior Agreement will, by its terms, expire on December 31, 2000; and

         WHEREAS, the parties desire to continue certain activities under the Prior Agreement and to continue their collaboration by undertaking additional research and development activities;

         NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereby agree as follows:

1.       Definitions.

         1.1. "Active Compound" shall mean an ArQule Compound that has exhibited biological activity against a Target and as to which Solvay has provided the required notice to ArQule under the Prior Agreement or under this Agreement pursuant to Sections 3.2. and 3.4

         1.2. "Affiliate" shall mean a corporation or other legal entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, control means the ownership, directly or indirectly, of fifty percent (50%) or more of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a fifty percent (50%) or greater interest in the net assets or profits of an entity which is not a corporation.

         1.3. "Agreement" shall mean this Research, Development and License Agreement, together with Exhibits A and B hereto.

         1.4. "ArQule Compound" shall mean a chemical compound provided by ArQule to Solvay pursuant to this Agreement or under the Prior Agreement as part of a screening library including, without limitation, the compounds provided in the Compass Array Library and Mapping Array Libraries.

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         1.5.     "ArQule Derivative Compound" shall mean a Derivative Compound developed from a Licensed Compound by ArQule or by or for Solvay in the course of an optimization program for the molecular Target or other Target (e.g., whole cell screen) against which such Licensed Compound was initially discovered to have biological activity, i.e., a compound is not an ArQule Derivative Compound if that compound is independently developed by Solvay.

         1.6. "Array" shall mean a set of samples of structurally related chemical compounds arranged in a format such as a microtiter screening plate.

         1.7. "Available Compound" shall mean an Active Compound which ArQule has determined is not (i) licensed or otherwise committed to a third party in the Field or (ii) committed to an internal ArQule program in the Field and is reserved to Solvay on an exclusive basis pursuant to Section 3.

         1.8. "Chemical Theme" shall mean the chemical or structural characteristics shared by (i) the ArQule Compounds in a Mapping Array Library or
(ii) a group of compounds in a Directed Array Library as determined by the Research Committee pursuant to Section 2.2.1.

         1.9. "Compass Array(TM) Library" shall mean a collection of ArQule Compounds that is a diverse representative subset of the Mapping Array Libraries produced in calendar year 2001 and used for initial screening of those Mapping Array Libraries. The description of, and the specifications for, the Compass Array Library are set forth in Exhibit A attached hereto.

         1.10.    "Confidential Information" shall have the meaning set forth in
Section 10.1.1.

         1.11. "Derivative Compound" shall mean a chemical compound that was structurally derived from a parent ArQule Compound or Solvay Compound in one or more steps by a process of modification or partial substitution of at least one component wherein at least one structural feature is retained at each process step. The number of intermediate steps or compounds is not relevant to the classification of a compound as a Derivative Compound. A compound need not have structural similarity to another compound in order to be classified as a Derivative Compound.

         1.12. "Directed Array(R) Library" shall mean an Array comprised of Derivative Compounds synthesized by ArQule under the Directed Array Program. The description of, and the specifications for, the Directed Array Libraries are set forth in Exhibit A attached hereto.

         1.13. "Directed Array(R) Program" or "DA Program" shall mean the Directed Array Library component of the Research Program conducted by ArQule for Solvay in general accordance with the Research Plan, as set forth in Section 4.

         1.14.    "Field" shall mean applications in the life sciences.

         1.15. "Full-Time Equivalent" or "FTE" shall mean one (1) or more employees of ArQule who, collectively, spend time and effort working on a specific project or task equivalent

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to the time and effort of one (1) full-time employee working on such project or task (approx. 2,000 hours per year).

         1.16. "Licensed Compound" shall mean (i) any Available Compound that, as of the Effective Date, has already been designated as a Licensed Compound under the Prior Agreement or (ii) any Available Compound that the Research Committee designates as a Licensed Compound in accordance with Section 3.6.

         1.17. "Licensed Compound Set" shall mean a set of one or more Licensed Compounds from the same Mapping Array Library that have biological activity for the same Target.

         1.18. "Mapping Array(R) Library" shall mean an Array of ArQule Compounds which ArQule makes available to its collaborators for screening on a non-exclusive basis. ArQule previously delivered Mapping Array Libraries to Solvay under the Prior Agreement. The description of, and the specifications for, the Mapping Array Libraries that ArQule will deliver to Solvay under
Article 3 of this Agreement are set forth in Exhibit A attached hereto.

         1.19. "Mapping Array(R) Program" or "MA Program" shall mean the component of the Research Program under which ArQule previously provided to Solvay under the Prior Agreement with Mapping Array Libraries. Under this Agreement ArQule will provide Solvay with a portion of the Compass Array Library and with selected Mapping Array Libraries, as further described in Section 3.

         1.20. "Net Sales" shall mean the aggregate Net Sales Price of Royalty-Bearing Products in any Royalty Period.

         1.21. "Net Sales Price" shall mean the gross amount received on sales by Solvay, its Affiliates and sublicensees of Royalty-Bearing Products in the Field, less the following: (i) trade, quantity, and cash discounts or rebates actually allowed, (ii) credits or allowances given for rejections or returns, (iii) freight, shipping, or other costs of transportation including insurance costs charged to a customer, and (iv) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes (e.g., excise tax, duties, VAT) levied on the sale of a Royalty-Bearing Product which is paid by Solvay or its Affiliates or sublicensees. In any transfers of Royalty-Bearing Products between Solvay and an Affiliate, the Net Sales Price shall be calculated based on the first sale of the Royalty-Bearing Product to an independent third party. In the event that Solvay receives non-monetary consideration for any Royalty-Bearing Products, the Net Sales Price shall be calculated based on the average price charged by Solvay for such Royalty-Bearing Products during the preceding Royalty Period.

         1.22. "Patent Rights" shall mean all issued patents and reissues, reexaminations, extensions and supplementary protection certificates thereof and all patent applications and any divisions, continuations, or continuations-in-part thereof (to the extent directed to the subject matter of the parent application) or patents issuing thereon. "ArQule Patent Rights" means Patent Rights that are either (i) assigned solely to ArQule, (ii) assigned jointly to ArQule and a party other than Solvay, or (iii) licensed to or otherwise controlled by ArQule, in each case to the extent that ArQule has the ability to license or sublicense the rights required under this

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Agreement without payment to a third party. "Solvay Patent Rights" means Patent
Rights that are either (i) assigned solely to Solvay, (ii) assigned jointly to Solvay and a party other than ArQule, or (iii) licensed to or otherwise controlled by Solvay, in each case to the extent that Solvay has the ability to license or sublicense the rights required under this Agreement without payment to a third party. "Joint Patent Rights" means Patent Rights assigned to both ArQule and Solvay as joint owners in relation to Joint Technology. Explicitly excluded are rights in the compounds specified in Section 6.1. Joint Patent Rights will include (i) Patent Rights claiming Joint Technology and (ii) Patent Rights claiming both ArQule Technology and Solvay Technology in a single filing.

         1.23. "Phase II Clinical Trials" shall mean clinical trials in a small sample of the intended patient population commencing on the filing of a trial protocol with the appropriate regulatory authority to assess the efficacy for a specific indication of a compound proposed to be used as a prophylactic, therapeutic or diagnostic pharmaceutical product, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects, and meeting the requirements established by the U. S. Food and Drug Administration for Phase II clinical trials.

         1.24. "Phase III Clinical Trials" shall mean clinical trials designed to demonstrate safety and efficacy of a compound proposed to be used as a prophylactic, therapeutic or diagnostic pharmaceutical product in an expanded patient population at geographically dispersed study sites, meeting the requirements established by the U.S. Food and Drug Administration for Phase III clinical trials.

         1.25. "Priority Substance" shall mean a compound under this Agreement selected by Solvay or an Affiliate of Solvay to enter into the preclinical research phase.

         1.26. "Project Declaration" shall mean, with respect to a compound under this Agreement, the decision to commence human clinical trials.

         1.27.    "Proprietary Materials" shall have the meaning set forth in
Section 10.2.1.

         1.28. "Research Committee" shall mean the Research Committee described in Section 2.

         1.29. "Research Period" shall mean the period commencing on the Effective Date and continuing through December 31, 2003.

         1.30. "Research Plan" shall mean a plan of research for the DA Program covering a six-month period, which shall be updated quarterly pursuant to Section 2.2 to reflect developments during the previous three (3) months and extended for the subsequent three (3) months.

         1.31. "Research Program" shall mean, collectively, the Directed Array Program and the Mapping Array Program.

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         1.32.    "Royalty-Bearing Product" shall mean a product containing as one of its constituents (i) any Licensed Compound; (ii) any ArQule Derivative Compound; (iii) any Solvay Derivative Compound; or (iv) any other compound discovered or designed by Solvay directly as a result of information obtained by Solvay under the MA Program or DA Program from one or more Licensed Compounds or Derivative Compounds, which information forms the primary basis for such discovery or development and which information was not previously known to Solvay from sources other than ArQule.

         1.33. "Royalty Period" shall mean every calendar quarter, or partial calendar quarter, in which a royalty is payable to ArQule pursuant to Section
9.5. commencing with the first commercial sale of a Royalty-Bearing Product in any country.

         1.34. "Solvay Compound" shall mean any chemical compound provided by Solvay or its Affiliates to ArQule under the Prior Agreement or in the Directed Array Program under this Agreement.

         1.35. "Solvay Derivative Compound" shall mean a Derivative Compound developed from a Solvay Compound by ArQule under the Prior Agreement or in the Directed Array Program under this Agreement, as well as Derivative Compounds thereof developed or by or for Solvay.

         1.36. "Target" shall mean the biological target against which activity of an Active Compound was revealed, together with any related biomolecules that (i) (A) exhibit substantial structural homology with the identified biomolecule, as measured by the degree of similarity in the primary structure (i.e., amino acid sequence, nucleotide sequence, monosaccharide linkages) and secondary structure (i.e., three-dimensional structure), or (B) perform a substantially similar function as the identified biomolecule, and (ii) have therapeutic relevance. Biological targets shall not be considered as exhibiting substantial structural homology nor functional similarity if such biological targets are generally recognized by the scientific community as being different.

         1.37. "Technology" shall mean any proprietary development, information, know-how, idea, design, concept, technique, process, invention, compound, discovery, improvement whether or not patentable or copyrightable. "ArQule Technology" means Technology that is either (i) assigned solely to ArQule, (ii) assigned jointly to ArQule and a party other than Solvay, or (iii) licensed to or otherwise controlled by ArQule, in each case to the extent that ArQule has the ability to license or sublicense the rights required under this Agreement without payment to a third party. "Solvay Technology" means Technology that is either (i) assigned solely to Solvay, (ii) assigned jointly to Solvay and a party other than ArQule, or (iii) licensed to or otherwise controlled by Solvay, in each case to the extent that Solvay has the ability to license or sublicense the rights required under this Agreement without payment to a third party. "Joint Technology" means Technology that is developed or discovered jointly by one or more employees or consultants of Solvay and one or more employees or consultants of ArQule pursuant to this Agreement, explicitly excluded are the compounds specified in Section 6.1.

         1.38. "Valid Claim" means either (i) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any unappealable

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or unappealed decision or (ii) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling.

         1.39. The above definitions are intended to encompass the defined terms in both the singular and plural tenses.

2.       Management of Research Programs.

         2.1. Composition of Research Committee. The parties hereby establish a Research Committee comprised of six (6) members, with three (3) representatives appointed by each party. A party may change one or more of its representatives to the Research Committee at any time upon notice to the other party.

         2.2. Duties of the Research Committee. The Research Committee shall direct and administer the Research Program in general accordance with the following provisions:

         2.2.1. DA Program. With respect to the DA Program, the Research Committee has heretofore determined the general specifications for the Directed Array Libraries to be delivered to Solvay during the Research Period. ArQule shall have the right, at the time Solvay seeks to include any compound(s) in the DA Program, to exclude from the DA Program any compound that ArQule has determined is (i) licensed or otherwise committed to a third party in the Field or (ii) committed to an internal ArQule program in the Field. The Solvay representatives on the Research Committee shall, in consultation with the ArQule representatives, determine the identity, scope and priority of each Chemical Theme. The identity and scope of such Chemical Theme will be determined on the basis of the following criteria: (i) the specific reaction or reaction sequence used to combine members of two or more discrete chemical units in which each chemical unit bears the functional group(s) required for the specific reaction(s) that result in the combination of the chemical units; and (ii) the extent to which a class of compounds is related by a recurring structural motif associated with a particular biological activity.

         2.2.2. Other Responsibilities. In addition, the Research Committee shall (i) revise and extend the Research Plan each calendar quarter for the subsequent six (6) months based on prior developments, (ii) designate Available Compounds as Licensed Compounds as described in Section 3.6; (ii) maintain and update the list of Licensed Compounds and Licensed Compound Sets; (iii) determine the allocation of the funding and personnel resources to be contributed by ArQule for the Directed Array Program; and (iv) resolve matters involving scientific questions and publication disputes that may arise under
Section 10.4.

         2.3. Meetings of the Research Committee. The Research Committee shall conduct telephone conferences at least once every six (6) weeks and shall prepare and deliver a brief written report (which may be in the form of confirmed electronic mail) describing the significant issues and discussions that take place during such telephone conferences. A representative of the Research Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time of telephone conferences, unless such notice is waived by all members. ArQule will prepare and deliver to the members of the Research Committee a brief

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progress report at least one week in advance of the telephone conference, which report will list the ArQule employees then working on the Research Program. The Research Committee shall meet at least twice each year with the location alternating between the ArQule site and the Solvay site, or at such other times and locations as the Research Committee determines. A representative of the Research Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time and location of meetings, unless such notice is waived by all members. If a designated representative of a party cannot attend any meeting of the Research Committee, such party may designate a different representative for that meeting without notice to the other party, and the substitute member will have full power to vote on behalf of the permanent member. Except as otherwise provided in this Section 2, all actions and decisions of the Research Committee will require the unanimous consent of all of its members. If the Research Committee fails to reach agreement upon any matter, the dispute will be resolved in accordance with the procedures set forth in
Section 13.5 below. Within fourteen (14) days following each meeting, the Research Committee shall prepare and deliver, to both parties, a written report describing the decisions made, conclusions and actions agreed upon.

         2.4. Cooperation. Each party agrees to provide the Research Committee with information and documentation as reasonably required for the Research Committee to fulfill its duties under this Agreement. In addition, each party agrees to make available its employees and consultants as reasonably requested by the Research Committee. The parties anticipate that members of the Research Committee will communicate informally with each other and with employees and consultants of the parties on matters relating to the Research Programs.

         2.5. Visits to Facilities. Members of the Research Committee shall have reasonable access to the facilities of each party where activities under this Agreement are in progress, but only during normal business hours and with reasonable prior notice. Each party shall bear its own expenses in connection with such site visits.

3.       Mapping Array Program.

         3.1. Prior Agreement. Solvay acknowledges that ArQule has fully performed and discharged its obligations under Section 3.1. of the Prior Agreement. ArQule acknowledges that Solvay has fully satisfied and discharged its obligations under Section 3.2. of the Prior Agreement. Solvay acknowledges and agrees ArQule remains eligible to receive milestone and royalty payments on Royalty-Bearing Products as set forth in this Agreement. Solvay and ArQule expressly acknowledge and agree that the provisions of this Agreement supersede the provisions of the Prior Agreement with respect to the Mapping Array Program.

         3.2. Compass Array Library. ArQule will supply Solvay with one (1) copy of the Compass Array Library corresponding to Mapping Array Libraries produced in calendar year 2001 in four (4) quarterly portions promptly after such ArQule Compounds become available, with the last shipment delivered not later than July 1, 2002. ArQule will not disclose the structures of individual ArQule Compounds in the Compass Array Library and Solvay will have no obligation to disclose its Targets. ArQule will disclose to Solvay the Chemical Themes in the Compass Array Library in Markush format. Solvay will diligently screen the Compass Array

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Library against its selected Targets. When Solvay detects and confirms Active
Compounds in the Compass Array Library, Solvay will inform ArQule through the Research Committee.

         3.3. Selection of Mapping Array Libraries. During the Research Period, ArQule will promptly determine whether the Active Compounds identified by Solvay in the Compass Array Library are Available Compounds, and then notify Solvay of such determination. If any Active Compound is not an Available Compound, ArQule shall not disclose the structure and Solvay shall have no rights under this Agreement with respect to that Active Compound. If an Active Compound is an Available Compound, ArQule shall reserve such Available Compound to Solvay under this Agreement. ArQule then shall disclose to Solvay the structure of such Available Compound correlated to its well location and its Mapping Array Library. ArQule shall maintain the reserved status of the Available Compound for a period of up to four (4) weeks after the date upon which the structure was disclosed to Solvay. All such disclosed structures shall be treated as ArQule Confidential Information. During the four-week reservation period, Solvay will confirm its interest in that Available Compound and may request the Mapping Array Library for that Available Compound (if Solvay does not already have that Mapping Array Library in its possession) upon written notice to ArQule (including by electronic mail). If Solvay does not confirm its interest in writing and does not request the Mapping Array Library for that Available Compound (if that Mapping Array Library is not already in the possession of Solvay) during the four-week reservation period, the Available Compound shall automatically lose its reserved status and Solvay shall have no further rights to such compound. ArQule will promptly deliver to Solvay the selected Mapping Array Libraries; provided, however, that ArQule will have no obligation to deliver more than one (1) copy of each Mapping Array Library pursuant to this Agreement. In addition, with each shipment of a Mapping Array Library, or upon confirmation of interest by Solvay in the case of a Mapping Array Library already in the possession of Solvay, ArQule will furnish Solvay with (i) the Chemical Theme of the Mapping Array Library in Markush format, (ii) the location of each Available Compound in the Mapping Array Library, and (iii) at the request of Solvay, the locations (but not the structures) of ArQule Compounds that are the nearest homologues to the Available Compounds (under procedures established by the Research Committee) and which are not licensed or otherwise committed to a third party in the Field or committed to an internal ArQule program in the Field. ArQule shall not identify the structures of the individual ArQule Compounds in the Mapping Array Libraries.

         3.4. Mapping Array Library. Upon receipt of each Mapping Array Library, or upon receipt of the relevant information as described in Section
3.3. in the case of Mapping Array Libraries already in the possession of Solvay, Solvay shall diligently screen such Mapping Array Library for activity against the relevant Target(s). ArQule will maintain the reserved status of the Available Compound(s) identified in the Compass Array Library for a period of four (4) months after Solvay receives the relevant Mapping Array Library and accompanying information or, in the case of Mapping Array Libraries already in the possession of Solvay, for a period of four (4) months after Solvay receives the relevant information as described in Section 3.3. In addition, Solvay shall have the right to screen all Mapping Array Libraries in its possession irrespective of the Compass Array Library. If Solvay detects and confirms Active Compounds, Solvay shall inform ArQule through the Research Committee in writing (including by electronic mail) of the spatial location of Active Compounds in the Mapping Array Libraries. ArQule will promptly determine whether the Active Compounds identified by Solvay in the Mapping Array

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Libraries are Available Compounds, and then notify Solvay of such determination.
If any Active Compound is not an Available Compound, ArQule shall not disclose the structure and Solvay shall have no rights under this Agreement with respect to that Active Compound. If an Active Compound is an Available Compound, ArQule shall reserve such Active Compound as an Available Compound to Solvay under this Agreement. ArQule then shall disclose to Solvay the structure of such Available Compound correlated to its well location, and Solvay shall disclose to ArQule the class of the Target involved. All such disclosed structures and the target class shall be treated as Confidential Information. ArQule shall maintain the reserved status of every Active Compound that is an Available Compound from the same Mapping Array Library for a period of up to four (4) weeks after the date upon which the last structure of these Available Compounds is disclosed to Solvay. If Solvay requests resynthesis of one or more Available Compounds from the same Mapping Array Library during the four-week reservation period, the Research Committee will determine which of these Available Compounds if not all would become a Licensed Compound Set if the resynthesized compounds are confirmed to be Active Compounds, and ArQule will continue to reserve this group of Available Compounds, all as more fully described below. The Research
Committee will resolve any disagreements regarding which Available Compounds constitute the "group" represented by the compound or compounds resynthesized.
If the four-week reservation period expires for a group of Available Compounds without any resynthesis request by Solvay or without agreement by the Research Committee as to which Available Compounds should constitute the group pending resynthesis and confirmation, the other Available Compounds (i.e., Available Compounds that are not selected for resynthesis by Solvay) from that Mapping Array Library shall automatically lose their reserved status and Solvay shall have no further rights to such compounds.

         3.5. Resynthesis. During the Research Period, ArQule shall resynthesize and deliver to Solvay an additional 25 mg quantity of any Available Compound requested by Solvay to enable Solvay to conduct confirmatory screening activities. Solvay shall provide ArQule with written notice of the Available Compounds that Solvay desires to have resynthesized by ArQule. ArQule shall resynthesize the requested compounds in accordance with the specifications set forth in Exhibit A. In each case the actual amount of, and delivery schedule for, resynthesized Available Compounds will be determined by the Research Committee. ArQule will maintain the reservation on each group of Available Compounds (as determined by the Research Committee under Section 3.4.) while ArQule prepares resynthesis quantities of selected Available Compounds from that group and will then continue to reserve that group of Available Compound for a period of up to three (3) months after Solvay receives the resynthesized Available Compounds.

         3.6. Designation of Licensed Compounds. At the request of Solvay, the Research Committee will review and consider the pertinent confirmatory data with respect to each group of Available Compounds (as determined by the Research Committee under Section 3.4.) and, if the activity of the resynthesized compound or compounds has been confirmed, designate the Available Compounds within the group as "Licensed Compounds" under this Agreement, whereupon Solvay shall disclose the Target and level of activity for the Licensed Compounds and, at the request of Solvay, ArQule shall disclose the structures but not the locations of the other ArQule Compounds in the same Mapping Array Library as the Licensed Compounds. Upon the designation of an Available Compound as a Licensed Compound and the disclosure by

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Solvay of the Target and level of activity, the licenses set forth in Section
7.2 shall automatically apply, and ArQule shall confirm such license in writing. If the Research Committee determines that the activity of the resynthesized compound or compounds has not been confirmed, then the Available Compounds within the group shall automatically lose their reserved status and Solvay shall have no further rights to such compounds.

         3.7. Changes to Reservation Periods. The Research Committee may extend the reservation periods described in Sections 3.3., 3.4., and 3.5. if requested by Solvay and approved in writing by the Chief Scientific Officer of ArQule.

         3.8. Optimization Rights. During the Research Period, Solvay may submit any Licensed Compound Set to ArQule for optimization in the Directed Array Program; however, ArQule has no obligation to increase its commitment to the Directed Array Program as set forth in Section 4.3. At any time, Solvay may conduct optimization of any Licensed Compound Set. In the event that Solvay conducts optimization of a Licensed Compound Set, then at the request of Solvay, ArQule will provide Solvay with synthetic protocols (in American Chemical Society experimental format, not automated protocols) to enable Solvay to make those Licensed Compounds.

         3.9. Extension Right. If ArQule continues to offer the Mapping Array Program during the year 2002, Solvay may extend on the same terms the supply of ArQule Compounds in the form of the Compass Array Library and the Mapping Array Libraries through December 31, 2002 upon written notice to ArQule which is received by ArQule not later than October 1, 2001. In addition, ArQule and Solvay agree to negotiate in good faith an arrangement under which Solvay may screen the Mapping Array Compounds and have access to the structures of Active Compounds after the conclusion of the Research Period.

4.       Directed Array Program.

         4.1. Prior Agreement. Solvay acknowledges that ArQule has fully satisfied and discharged its obligations under Sections 4.1. and 4.2. of the Prior Agreement. ArQule acknowledges that Solvay has fully satisfied and discharged its obligations under Section 4.3. of the Prior Agreement. Solvay acknowledges and agrees ArQule remains eligible to receive milestone and royalty payments on Royalty-Bearing Products as set forth in this Agreement. Solvay and ArQule expressly acknowledge and agree that the provisions of this Agreement supersede the provisions of the Prior Agreement with respect to the Directed Array Program.

         4.2. Description of Program. Under the direction of the Research Committee and in accordance with the Research Plan, ArQule will synthesize multiple Directed Array Libraries of compounds derived from (i) Solvay Compounds provided to ArQule by Solvay or (ii) Licensed Compounds requested by Solvay to be included in the DA Program. The parties intend that, during the Research Period, ArQule will produce such Directed Array Libraries based on approximately ten (10) different Chemical Themes each calendar year, which will result in the production of up to 1,000 Derivative Compounds per Chemical Theme per year; provided, however, that the number of Chemical Themes actually submitted to the DA Program and the number of Derivative Compounds actually produced per Chemical Theme will be determined by

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the Research Committee. The parties also intend that ArQule will produce approximately twenty (20) milligrams of each Derivative Compound in the Directed Array Libraries, subject to the availability of the original Solvay Compounds or Licensed Compounds; the amount of each Derivative Compound that ArQule actually produces, however, will be determined by the Research Committee. ArQule agrees that any Derivative Compounds provided to Solvay under the DA Program will not be (i) licensed or otherwise committed to a third party in the Field or (ii) committed to an internal ArQule program in the Field, and Solvay agrees that ArQule may exclude from the DA Program any Derivative Compounds that ArQule has determined are (i) licensed or otherwise committed to a third party in the Field or (ii) committed to an internal ArQule program in the Field.

         4.3. Conduct of Directed Array Program. The DA Program will be conducted in accordance with the Research Plan. ArQule shall commit a total of four (4) FTEs per calendar year to the Directed Array Program (including at least two full-time synthetic organic chemists). ArQule shall furnish Solvay with a quarterly report describing progress and methods used in sufficient detail and that includes the names of the synthetic organic chemists and the time spent in the DA Program in that quarter, as well as the total non-chemist FTE resource applied to the DA Program in that quarter with an approximate breakdown by function. Solvay shall propose projects to the Research Committee for inclusion as a Directed Array Program. If the Research Committee approves the inclusion of the proposed project, ArQule shall thereupon diligently synthesize Directed Array Libraries of ArQule Derivative Compounds or Solvay Derivative Compounds in accordance with the Research Plan; Solvay shall provide ArQule with the requisite amount and purity of Solvay Compounds, as directed by the Research Committee, for any Directed Array Library Programs based on such Solvay Compounds. Solvay shall, in its discretion, test all compounds in the Directed Array Libraries. The parties shall perform the Directed Array Programs under this Agreement during the first two (2) years of the Research Period. ArQule shall have no obligation to expand or extend its commitments to the Directed Array Program, including without limitation the commitment of four (4) FTEs per calendar year and the two-year performance period.

5.       Ownership of Physical Compounds.

         ArQule acknowledges and agrees that all Solvay Compounds, Solvay Derivative Compounds, and ArQule Derivative Compounds are Solvay Proprietary Materials and, as such, are owned by Solvay. Solvay acknowledges and agrees that all ArQule Compounds are ArQule Proprietary Materials and, as such, are owned by ArQule.

6.       Intellectual Property Rights.

         6.1. Rights in Compounds. Solvay shall have the sole right to prepare, file, prosecute, and maintain Patent Rights that claim the composition or use of (i) ArQule Derivative Compounds or Solvay Derivative Compounds developed by either party under this Agreement and (ii) Licensed Compounds that come within the scope of the claims to ArQule Derivative Compounds under clause
(i) above, provided that such Licensed Compounds are not already covered by a claim in an ArQule Patent Right. ArQule shall assign to Solvay all right, title, and interest in any Patent Rights filed by Solvay that claim the composition or use of such ArQule

Derivative Compounds, Solvay Derivative Compounds, or Licensed Compounds. Therefore, such Patent Rights are considered Solvay Patent Rights under this Agreement rather than Joint Patent Rights, and Solvay shall be the sole owner of such Patent Rights. ArQule shall not in any way seek to rely on any ArQule Patent Right or other intellectual property right in the ArQule Technology to prevent Solvay from exercising its rights under this Section 6.1.

         6.2 Ownership of Patent Rights and Technology. Other than as expressly provided herein, neither party shall have any rights in Patent Rights and Technology that is invented, developed or discovered by the other party prior to the Effective Date subject to the provisions of the Prior Agreement or outside the research performed under this Agreement. Ownership of Patent Rights and Technology arising from the research performed under this Agreement shall be allocated in the following manner:

         (i) ArQule shall have sole ownership of all right, title, and interest in ArQule Patent Rights and ArQule Technology, subject to the licenses granted to Solvay under Section 7.1. and Section 7.2.;

         (ii) Solvay shall have sole ownership of all right, title, and interest in Solvay Patent Rights and Solvay Technology; and

         (iii) ArQule and Solvay shall have joint ownership of all right, title, and interest in Joint Patent Rights and Joint Technology.

         6.3. Management of Patent Rights. Solvay shall have sole responsibility for, and control over, the management of Solvay Patent Rights and ArQule shall have sole responsibility for, and control over, the management of ArQule Patent Rights. Each party will bear its own expenses in connection with such Patent Rights. In the case of Joint Patent Rights, the parties shall agree on the allocation of responsibility for, and the expense of, the preparation, filing, prosecution, and maintenance of any Joint Patent Rights claiming such inventions as decided by the Research Committee. In the event of any disagreement concerning any Joint Patent Rights, the matter shall be resolved by the CEO of ArQule and the Vice President-Research of Solvay. The party controlling a Joint Patent Right shall consult with the other party as to the preparation, filing, prosecution, and maintenance of such Joint Patent Right reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to the other party copies of all relevant documents reasonably in advance of such consultation. In the event that the party controlling a Joint Patent Right desires to abandon such Joint Patent Right, or if the party assuming control of a Joint Patent Right later declines responsibility for such Joint Patent Right, the controlling party shall provide reasonable prior written notice to the other party of such intention to abandon or decline responsibility, and such other party shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent Rights.

         6.4. Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Patent Rights under this Agreement and any potential infringement issues relating to ArQule Technology. Such cooperation includes, but is not limited to:

                  (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights set forth in Section 6.1 above and to enable the other party to apply for and to prosecute patent applications in any country;

                  (b) promptly informing the other party of any matters coming to a party's attention that may affect the preparation, filing, or prosecution of any such patent applications or potential infringement issues relating to the ArQule Technology; and

                  (c) undertaking no actions that are potentially deleterious to the preparation, filing, or prosecution of such patent applications.

         6.5 Representation. ArQule represents and warrants to Solvay that, to the best of ArQule's knowledge and belief, no claim of ownership, invalidity or patent infringement has been asserted against ArQule or its Affiliates with respect to ArQule Patent Rights or ArQule Technology as of the Effective Date. In addition, ArQule covenants that, during the Research Period, ArQule will use its best efforts to ensure that the practice of the combinatorial library design, synthesis, and analysis technology within the ArQule Technology (commonly referred to and collectively defined herein as the "AMAP Chemistry Operating System") will not infringe any Valid Claim of any Patent Right of a third party in a manner that would have a material adverse effect on Solvay as a result of the activities undertaken by ArQule under Articles 3 and 4 of this Agreement. Solvay acknowledges and agrees that the representations and warranties set forth in this Section 6.5. have effect only in connection with the activities undertaken by ArQule under Articles 3 and 4 of this Agreement and have no effect with respect to the transfer of AMAP Technology under Article 8 of this Agreement.

         6.6.     Infringement.

                  6.6.l.   Offensive Actions. With respect to infringement of
any Solvay Patent Right or any ArQule Patent Right or Joint Patent Right exclusively licensed to Solvay claiming the composition or use of a Licensed Compound, ArQule Derivative Compound, or Royalty-Bearing Product, Solvay shall have the primary right, but not the obligation, to enforce such Patent Right under its sole control and at its sole expense. In such event, Solvay shall be exclusively entitled to all proceeds or recoveries resulting therefrom, but from such proceeds or recoveries Solvay shall pay ArQule a royalty in accordance with
Section 9.5. on sales lost to the infringer after deduction of all costs, including reasonable attorney fees incurred by Solvay in the action to enforce such Patent Rights. In the event that Solvay declines to enforce such Patent Right with respect to a Royalty-Bearing Product where the sales of the alleged infringer are at least twenty percent (20%) of the market for said product, then ArQule shall have the secondary right to enforce such Patent Right under its sole control and at its sole expense. In such event, ArQule shall be exclusively entitled to all proceeds or recoveries resulting therefrom.

                  6.6.2. Defensive Actions. Solvay will indemnify, defend, and hold harmless ArQule, its Affiliates, and their respective officers, directors, employees, and agents from any and all loss, damage, cost, and expense (including reasonable attorneys fees) and amounts paid in settlement arising from any actual or alleged infringement claim brought by a third party, in law or in equity, based on activities undertaken by Solvay or by ArQule at the direction of Solvay (except for claims based solely on the practice of an ArQule Patent Right or the use of ArQule Technology) or based on the manufacture or sale of a Royalty-Bearing Product. In the event that ArQule intends to claim indemnification under this Subsection, ArQule shall promptly notify Solvay of the infringement action and Solvay shall assume the defense of the action under its sole control, including the right to effect a settlement. A failure by ArQule to deliver notice to Solvay within a reasonable time shall relieve Solvay of its indemnity obligation under this Section to the extent such failure prejudices the ability of Solvay to defend such action. ArQule shall cooperate fully with Solvay and its legal representatives in the investigation and defense of the action. In the event of a settlement, Solvay shall obtain the consent of ArQule before agreeing to any settlement that imposes restrictions which are inconsistent with the rights and obligations of the parties under this Agreement.

7.       License Grants.

         7.1. ArQule Screening License. Subject to the terms and conditions of this Agreement, ArQule hereby grants Solvay and its Affiliates a nonexclusive, worldwide, royalty-free, license (without the right to grant sublicenses) under ArQule Patent Rights and ArQule Technology to use the ArQule Compounds during the Research Period to screen for activity against any biological targets in the Field.

         7.2. ArQule Commercial License. Effective upon designation by the Research Committee of an ArQule Compound as a Licensed Compound and the disclosure by Solvay of the Target and level of activity pursuant to Section 3.6, ArQule hereby grants to Solvay and its Affiliates with respect to each such Licensed Compound the following licenses in the Field:

         (i) an exclusive (even as to ArQule), worldwide license (with the right to sublicense) under the ArQule Patent Rights and other rights in ArQule Technology to conduct development of Licensed Compounds, including the right to develop Derivative Compounds based on Licensed Compounds;

         (ii) an exclusive (even as to ArQule), worldwide license (with the right to sublicense) under the ArQule Patent Rights and other rights in ArQule Technology to make, have made, use, have used, sell and have sold in the Field Licensed Compounds; and

         (iii) a non-exclusive, worldwide license (with the right to sublicense) under the ArQule Patent Rights and other rights in ArQule Technology to use chemical synthesis methods within the ArQule Patent Rights and ArQule Technology to make Royalty-Bearing Products.

Solvay further acknowledges and agrees that the license grant in clause (iii) of this Section is subject to the terms, conditions, and limitations of any agreement under which ArQule has acquired or will acquire rights in a chemical synthesis method from a third party, which shall be promptly notified by ArQule to Solvay and, in such event, ArQule may require Solvay to enter into a separate sublicense agreement before such license grant shall take effect. ArQule represents and warrants that Solvay will not incur any payment obligation to a third party as a result of the practice of the license grant set forth in clause
(iii) above for third-party licenses that ArQule has executed prior to the Effective Date. ArQule covenants that ArQule will seek to obtain such royalty-free manufacturing licenses as part of its chemistry licenses in the future. In the event that Solvay decides to sublicense its rights under this Section to a third party, Solvay shall furnish ArQule with written notice of the sublicense grant and shall ensure that all sublicense agreements conform to this Agreement.

                  7.3. Diligence. Solvay agrees to use reasonable commercial efforts to develop and market Royalty-Bearing Products based on or incorporating any Licensed Compound, or Derivative Compounds thereof, using a level of effort consistent with that used for other Solvay products having similar commercial potential. The parties hereby acknowledge their understanding that Solvay's obligations under this Section do not apply to each Licensed Compound in itself, but only to at least one Licensed Compound or Derivative Compound thereof that is active against the same Target. Subject to Section 7.5, Solvay shall have the sole and absolute discretion to make all decisions relating to the research, development, marketing and other commercialization activities with respect to any Licensed Compound or its Derivative Compounds or any Royalty-Bearing Product derived therefrom.

                  7.4. Reports of Development Progress. Solvay agrees to keep ArQule informed of its development progress with respect to each Licensed Compound or Derivative Compound thereof for which it has obtained a license under Section 7.2 as follows:

                  (a) Initial Research Plan. Within 60 days after obtaining a license, Solvay will provide ArQule with a time line of its planned research activities for that Licensed Compound and will keep ArQule periodically informed of its progress under such schedule.

                  (b) Lead Compound. Solvay will notify ArQule of the designation of any Licensed Compound or Derivative Compounds thereof as a lead compound that fulfills Solvay's primary criteria in a particular project (e.g., potency, selectivity, and bioavailability). Within 60 days of such designation, Solvay will provide ArQule with a copy of a revised time line of its research activities for that lead compound and will keep ArQule periodically informed of its progress under such schedule.

                  (c) Priority Substance. Solvay will notify ArQule of the designation of any Licensed Compound or Derivative Compounds thereof as a Priority Substance. Within 60 days of such designation, Solvay will provide ArQule with a copy of a revised time line of its research activities for that Priority Substance and will keep ArQule periodically informed of its progress under such schedule.

                  (d) Project Declaration. Solvay will promptly notify ArQule of a Project Declaration for any Licensed Compound or Derivative Compounds thereof.

                  (e) Discontinuation of Development. Solvay agrees to notify ArQule if it decides to discontinue development or marketing of any Licensed Compound or Derivative Compounds thereof.

In addition, throughout the term of this Agreement, Solvay will submit to ArQule annual written reports and semi-annual verbal reports of the activities of Solvay and its Affiliates with respect to all such compounds during the reporting period. These reports will include relevant chemical and biological data and other information sufficient to allow ArQule to determine whether Solvay and/or its Affiliates are engaging in significant activity with respect to each such compound prior to Project Declaration. The information in such reports shall be considered Confidential Information under Section 10.1. hereof. During the Research Period, Solvay shall provide such reports on a schedule such that they can be reviewed at the meetings of the Research Committee. In addition, Solvay agrees to inform ArQule at least once each calendar year regarding the status of any Solvay Derivative Compounds that Solvay develops based on Solvay Derivative Compounds synthesized by ArQule under this Agreement.

         7.5. Reversion of Rights. In the event that (i) Solvay notifies ArQule pursuant to Section 7.4(e) above that it has determined to discontinue the development of any Licensed Compound or Derivative Compounds thereof or (ii) Solvay and/or its Affiliates fail, prior to Project Declaration with respect thereto, to engage in significant activities for a continuous period of twelve
(12) months with respect to any Licensed Compound, or Derivative Compounds thereof and significant activities are not resumed within six (6) months of notice thereof, ArQule shall have the right, immediately upon notice, to terminate the license granted to Solvay under Section 7.2 with respect to such Licensed Compound, and ArQule will thereafter be free to grant licenses to third parties under ArQule Patent Rights and ArQule Technology to make, use, sell and have sold in the Field products incorporating that Licensed Compound. Any dispute concerning whether Solvay or its Affiliates have engaged in significant activity within the meaning of clause (ii) above shall be resolved under the dispute resolution provisions of Section 13.5.

8.       AMAP Technology.

         Solvay acknowledges that ArQule has fully satisfied and discharged all of its obligations under Section 8 of the Prior Agreement, except for the transfer of certain technology that was developed prior to December 31, 2000 and which the Research Committee has agreed to transfer during calendar year 2001, as described in Exhibit B (the "2000 Technology"). ArQule will transfer the 2000 Technology to the extent, and in the manner, approved by the Research Committee and documented in Exhibit B. Solvay may substitute the FTE resources in the Directed Array Program to this technology transfer activity. For any resource commitments beyond the FTEs that are reallocated from the Directed Array Program Solvay shall reimburse ArQule for such activities at the rate of $250,000 per FTE per year. In all cases Solvay shall reimburse ArQule for out-of - pocket expenses (e.g., travel) in relation to these activities.

9.       Payments, Reports, and Records.

         9.1.     Access Fee Payments.

                  9.1.1. Compass Array Library. In partial consideration of the delivery of the Compass Array Library in accordance with Section 3.2, Solvay shall pay ArQule the amount of two hundred thousand dollars ($200,000), payable in four installments of $50,000 within thirty (30) days after Solvay receives each quarterly segment of such Compass Array Library.

                  9.1.2. Mapping Array Libraries. In partial consideration of the delivery of up to ten (10) Mapping Array Libraries during the Research Period in accordance with Section 3.3, Solvay shall pay ArQule an annual fee in the amount of three hundred thousand dollars ($300,000), payable as follows:

         $150,000          On the Effective Date
         $150,000          On January 2, 2002

Solvay may obtain access to additional available Mapping Array Libraries during the Research Period at a cost of fifty thousand dollars ($50,000) per Mapping Array Library which amount shall be paid to ArQule within thirty (30) days of shipment.

         9.2 Resynthesis Payments. In consideration of the synthesis and delivery of resynthesis compounds during the Research Period in accordance with
Section 3.5, Solvay shall pay ArQule two thousand, five hundred dollars ($2,500) per compound within thirty (30) days of receipt ( for requested resynthesis of up to twenty-five (25) mg.).

         9.3. Directed Array Program Payments. In partial consideration of the performance by ArQule of the DA Program in accordance with Section 4, Solvay shall pay ArQule at the rate of $250,000 per FTE per year for a total of one million dollars ($1,000,000) per year. Solvay shall make such annual payment in advance in equal quarterly installments.

         9.4. Milestone Payments. In partial consideration of the performance of the Research Program by ArQule and of the rights granted Solvay under this Agreement, Solvay shall pay ArQule the following amounts within thirty (30) days after each occurrence of the following milestones:

         (i) with respect to a Royalty-Bearing Product containing as one of its constituents any Licensed Compound, ArQule Derivative Compound, as well as with respect to the Prior Agreement any Solvay Derivative Compound, or any other compound discovered or designed by Solvay directly as a result of information obtained by Solvay under the MA Program or DA Program from one or more Licensed Compounds, ArQule Derivative Compounds, or Solvay Derivative Compounds under the Prior Agreement, which information forms the primary basis for such discovery or development and which information was not previously known to Solvay from sources other than ArQule:

                  $2,000,000        Commencement by Solvay, at its own
                                    discretion, of Phase III Clinical Trials required by the United States Food and Drug
                                    Administration, or the foreign equivalent, for each Royalty-Bearing Product

                  $3,000,000        First commercial sale of each
                                    Royalty-Bearing Product in any of: United
                                    States; Japan; or, after obtaining EU
                                    registration, Germany, France, or the United
                                    Kingdom. This milestone is payable only once on the first sale in the first of these countries, not the first sale in each of these countries.

         (ii) with respect to a Royalty-Bearing Product containing as one of its constituents any Solvay Derivative Compound under this Agreement and any other compound discovered or designed by Solvay directly as a result of information obtained by Solvay under the MA Program or DA Program from one or more Solvay Derivative Compounds under this Agreement, which information forms the primary basis for such discovery or development and which information was not previously known to Solvay from sources other than ArQule:

                  $500,000 Commencement by Solvay, at its own discretion, of Phase II Clinical Trials required by the United States Food and Drug Administration, or the foreign equivalent, for each Royalty-Bearing Product

                  $1,000,000        Commencement by Solvay, at its own
                                    discretion, of Phase III Clinical Trials required by the United States Food and Drug
                                    Administration, or the foreign equivalent, for each Royalty-Bearing Product

                  $2,000,000        First commercial sale of each
                                    Royalty-Bearing Product in any of: United
                                    States; Japan; or, after obtaining EU
                                    registration, Germany, France, or the United
                                    Kingdom. This milestone is payable only once on the first sale in the first of these countries, not the first sale in each of these countries.

If a Royalty-Bearing Product contains a compound discovered or designed by Solvay directly as a result of information obtained by Solvay under the MA Program or DA Program from (a) one or more Solvay Derivative Compounds under this Agreement and (b) a Licensed Compound, ArQule Derivative Compound, or Solvay Derivative Compound under the Prior Agreement (such that the Royalty-Bearing Product could fall within clause (i) or clause (ii) above), then the higher milestone payments shall apply. Such milestone payments shall be non-refundable and shall not be credited against royalties payable to ArQule under this Agreement. Solvay shall promptly notify ArQule of each occurrence of either of the foregoing milestones.

         9.5. Royalties. In partial consideration of the performance of the Research Program by ArQule and the rights granted to Solvay under this Agreement, Solvay shall pay to ArQule the following royalty on Net Sales of Royalty-Bearing Products:

         (i) two percent (2%) with respect to a Royalty-Bearing Product containing as one of its constituents any Licensed Compound, ArQule Derivative Compound, as well as with respect to the Prior Agreement any Solvay Derivative Compound, or any other compound discovered or designed by Solvay directly as a result of information obtained by Solvay under the MA Program or DA Program from one or more Licensed Compounds, ArQule Derivative Compounds, or Solvay Derivative Compounds under the Prior Agreement, which information forms the primary basis for such discovery or development and which information was not previously known to Solvay from sources other than ArQule; or

         (ii) one percent (1%) with respect to a Royalty-Bearing Product containing as one of its constituents any Solvay Derivative Compound under this Agreement and any other compound discovered or designed by Solvay directly as a result of information obtained by Solvay under the MA Program or DA Program from one or more Solvay Derivative Compounds under this Agreement, which information forms the primary basis for such discovery or development and which information was not previously known to Solvay from sources other than ArQule.

If a Royalty-Bearing Product contains a compound discovered or designed by Solvay directly as a result of information obtained by Solvay under the MA Program or DA Program from (a) one or more Solvay Derivative Compounds under this Agreement and (b) a Licensed Compound, ArQule Derivative Compound, or Solvay Derivative Compound under the Prior Agreement (such that the Royalty-Bearing Product could fall within clause (i) or clause (ii) above), then the higher royalty rate shall apply. Such royalty shall be payable on a country-by-country basis for as long as a Royalty-Bearing Product is covered by a Valid Claim of a Patent Right.

         9.6. Other Milestone and Royalty Payments. The parties shall negotiate in good faith the commercially reasonable financial terms pertaining to payments for achievement of development milestones relating to Royalty-Bearing Products and for a royalty on Royalty-Bearing Products for uses within the Field other than as a human therapeutic, which terms shall be set forth in a separate agreement and shall be no higher than those set forth in Sections 9.4. and 9.5. above. Solvay shall not develop or sell a Royalty-Bearing Product for uses within the Field other than as a human therapeutic until such agreement is executed by both parties.

         9.7. Reports and Payments. Within thirty (30) days after the conclusion of each Royalty Period, Solvay shall deliver to ArQule a report containing the following information:

                           (a) gross sales of Royalty-Bearing Products by Solvay and its Affiliates and sublicensees during the applicable Royalty Period in each country of sale;

                           (b) calculation of Net Sales for the applicable Royalty Period in each country of sale; and

                           (c) total Net Sales in U.S. dollars, together with the exchange rates used for conversion.

All such reports shall be maintained in confidence by ArQule. If no royalties are due to ArQule for any reporting period, the report shall so state. Concurrent with this report, Solvay shall remit to ArQule any payment due for the applicable Royalty Period. The method of payment shall be mutually agreed to. All amounts payable to ArQule under this Section will first be calculated in the currency of sale and then converted into U.S. dollars in accordance with Section 9.8.

         9.8. Invoices; Payments in U.S. Dollars. With the exception of royalty payments due under Section 9.5, ArQule shall submit invoices to Solvay for each payment due ArQule hereunder, and Solvay shall pay such invoices within thirty (30) days of receipt thereof. All payments due under this Agreement shall, except as provided in Section 9.9 below, be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges.

         9.9. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Solvay shall give ArQule prompt written notice of such restriction, which notice shall satisfy the thirty-day payment deadline described in Section 9.7. Solvay shall pay any amounts due ArQule through whatever lawful methods ArQule reasonably designates; provided, however, that if ArQule fails to designate such payment method within thirty (30) days after ArQule is notified of the restriction, then Solvay may deposit such payment in local currency to the credit of ArQule in a recognized banking institution selected by Solvay and identified by written notice to ArQule, and such deposit shall fulfill all obligations of Solvay to ArQule with respect to such payment.

         9.10. Records. Solvay and its Affiliates shall maintain complete and accurate records of Royalty-Bearing Products made, used or sold by them or their sublicensees under this Agreement, and any amounts payable to ArQule in relation to such Royalty-Bearing Products, which records shall contain sufficient information to permit ArQule to confirm the accuracy of any reports delivered to ArQule in accordance with Section 9.7. The relevant party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period.

         ArQule will maintain complete and accurate records of the activities engaged in by the ArQule FTEs, which records shall contain sufficient information to permit Solvay to confirm the compliance of ArQule with Section 4.

         Each party (acting as the "Auditing Party") shall have the right, at its own expense, to cause an independent, certified public accountant to inspect such records of the other party (the "Audited Party") during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to the Auditing Party any information other than information relating to accuracy of reports and payments delivered under this Agreement and shall provide the Audited Party with a copy of any report given to the Auditing Party. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%) in any Royalty Period, the Audited Party shall bear the full cost of such audit. Each party may exercise its rights under this Section only once every year and only with reasonable prior notice to the other party.

         9.11. Late Payments. Any payments by Solvay that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Federal Reserve Bank discount rate on the last day of the month the payments are due, calculated based on the number of days that payment is delinquent.

         9.12. Withholding Taxes. Any tax required to be withheld by Solvay or any Affiliate or sublicensee under the laws of any foreign country for the account of ArQule under this Article 9 shall be promptly paid by Solvay or said Affiliate or sublicensee for and on behalf of ArQule to the appropriate governmental authority, and Solvay or the Affiliate or sublicensee shall furnish ArQule with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable ArQule to support a claim for income tax credit in respect of any sum so withheld.

10.      Confidential Information and Proprietary Materials.

         10.1.    Confidential Information.

                  10.1.1. Definition of Confidential Information. Confidential Information shall mean any technical or business information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement and specifically designated as confidential. Such Confidential Information may include, without limitation, the identity of or other information pertaining to Proprietary Materials, the identity of a chemical compound, the use of a chemical compound, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. The parties expressly agree that the structures of Active Compounds and the identity of the related Target shall be considered Confidential Information until such time as the parties have mutually agreed to disclose such information in patent filings pursuant to Section 6.3.

                  10.1.2. Designation of Confidential Information. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

                  10.1.3. Obligations. The Receiving Party agrees that it shall:

                           (a) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its, and its Affiliates, directors, officers, employees, consultants, Solvay sublicensees, and advisors who are obligated to maintain the confidential nature of such

         Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement;

                           (b) use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement; and

                           (c) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

                  10.1.4. Exceptions. The obligations of the Receiving Party under Section 10.1.3 above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information:

                           (a) was in the public domain prior to the time of its disclosure under this Agreement;

                           (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

                           (c) was independently developed or discovered by the Receiving Party without use of the Confidential Information;

                           (d) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

                           (e) is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the United States Food and Drug Administration or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

         10.2.    Proprietary Materials.

                  10.2.1. Definition of Proprietary Materials. Proprietary Materials shall mean any tangible chemical, biological, or physical research materials that are furnished by one party (the "Transferring Party") to the other party (the "Receiving Party") in connection with this Agreement regardless of whether such materials are specifically designated as proprietary to the Transferring Party. Proprietary Materials shall include, without limitation, all ArQule

Compounds, ArQule Derivative Compounds, Solvay Compounds and Solvay Derivative Compounds..

                  10.2.2. Limited Use. The Receiving Party shall use Proprietary Materials solely for the purposes set forth in this Agreement. The Receiving Party shall use the Proprietary Materials only in compliance with all applicable governmental laws and regulations.

                  10.2.3. Limited Disposition. The Receiving Party shall not transfer or distribute any Proprietary Materials to any third party, except to its Affiliates, without the prior written consent of the Transferring Party.

                  10.2.4. Reverse Engineering. Solvay shall not attempt to reverse engineer, or attempt to determine the structure of, any ArQule Compound until the structure of such compound has been disclosed to Solvay by ArQule following notification by Solvay of the location of an Active Compound pursuant to Sections 3.3. and 3.4.

         10.3. Return of Confidential Information and Proprietary Materials. Upon the termination of this Agreement, at the request of the Disclosing Party, the Receiving Party shall destroy or return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel (for ArQule) and its Legal and Trademarks Department (for Solvay) solely for the purpose of monitoring its obligations under this Agreement. Upon the termination of this Agreement, the Receiving Party shall at the instruction of the Transferring Party either destroy or return any unused Proprietary Materials.

         10.4. Publications. In the event that either party desires to publicly disclose (through journals, lectures, or otherwise) any results relating to the Research Programs, such party (the "Publishing Party") shall furnish the other party (the "Reviewing Party") with (i) a copy of any written publication at least sixty (60) days prior to submission or (ii) a summary or abstract of an oral disclosure at least thirty (30) days prior to the intended disclosure date. The Reviewing Party shall have the right to (i) consent to the disclosure with modifications to protect patentable inventions or prevent disclosure of Confidential Information, (ii) delay the disclosure for a period of ninety (90) days to enable the preparation and filing of a patent application, or (iii) refuse to allow the disclosure in order to maintain certain information as a trade secret, which refusal shall not be unreasonably exercised. Any disagreements arising under this Section shall be referred to the Research Committee.

         10.5. Survival of Obligations. The obligations set forth in this Article shall remain in effect for a period of five (5) years after termination of this Agreement, except that the obligations of the Receiving Party to return or destroy Confidential Information to the Disclosing Party and to return or destroy Proprietary Materials received from the Transferring Party shall survive until fulfilled.

11.      Indemnification and Insurance.

         11.1. Indemnification. Each party (the "Indemnitor") shall indemnify, defend, and hold harmless the other party and its Affiliates and their directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands, or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product (or any process or service) that is made, used, or sold by such other party pursuant to any right or license granted under this Agreement or arising out of any breach of a representation or warranty under this Agreement; provided, however, that such indemnification right shall not apply to any liability, damage, loss, or expense to the extent directly attributable to the negligent activities, reckless misconduct, or intentional misconduct of the Indemnitees.

         11.2. Procedures. Any Indemnitee that intends to claim indemnification under Section 11.1 shall promptly notify the appropriate Indemnitor of any claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor (Indemnitor shall consult with Indemnitee with respect to a possible conflict of interest of such counsel retained by Indemnitor); provided, however, that an Indemnitee shall have the right to retain its own counsel at its cost; provided, further, that if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflict of interest between such Indemnitee and any other party represented by such counsel in such proceedings, the Indemnitor and Indemnitee will each pay an equal share of the costs of the Indemnitee. The indemnity agreement in Section 11.1. shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of Solvay, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under Section 11.1. Each party and its Affiliates and their employees and agents shall cooperate fully with the other party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         11.3. Insurance. Each party shall maintain reasonably adequate insurance or self-insurance coverage for its own potential liabilities to the Indemnitees as set forth in this Article.

12.      Term and Termination.

         12.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration of the Research Period, unless earlier terminated as provided in this Article 12.

         12.2. Breach of Payment Obligations. In the event that Solvay fails to make timely payment of any amounts due to ArQule under this Agreement, ArQule may terminate this Agreement upon thirty (30) days written notice to Solvay, unless Solvay (i) pays all past-due amounts within such thirty-day notice period or (ii) invokes dispute resolution under Section 13.5. within such thirty-day notice period.

         12.3. Material Breach. In the event that either party commits a material breach of any of its obligations under this Agreement and such party fails (i) to remedy that breach within ninety (90) days after receiving written notice thereof from the other party or (ii) to commence dispute resolution pursuant to Section 13.5., within ninety (90) days after receiving written notice of that breach from the other party, the other party may immediately terminate this Agreement upon written notice to the breaching party.

         12.4. Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Articles 5, 10, and 11; Sections 3.9, 6.1 through 6.4, 6.6, 7.2 through 7.5, 9.4 through 9.12, 12.4,
13.3, 13.4, 13.5, and 13.10.

13.      Miscellaneous.

         13.1. Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein.

         13.2. Publicity. Neither party shall use the name of the other party or reveal the terms of this Agreement in any publicity or advertising without the prior written approval of the other party, except that (i) either party may use the text of a written statement approved in advance by both parties without further approval, (ii) either party shall have the right to identify the other party and to disclose the terms of this Agreement as required by applicable securities laws or other applicable law or regulation, and (iii) either party may use the name of the other party and reveal the existence of this Agreement.

         13.3. Non-Solicitation. During the term of this Agreement and thereafter for a period of two (2) years, each party agrees not to seek to persuade or induce any employee of the other party to discontinue his or her employment with that party in order to become employed by or associated with any business, enterprise, or effort that is associated with its own business.

         13.4. Governing Law. The License Agreement shall be governed by and construed in accordance with the laws of England.

         13.5.    Dispute Resolution Procedures.

                           (a) The parties hereby agree that they will attempt in good faith to resolve any controversy, claim or dispute ("Dispute") arising out of or relating to this Agreement promptly by negotiations. Any such Dispute which is not settled by the parties within fifteen (15) days after notice of such Dispute is given by one party to the other in writing shall be referred to a senior executive of ArQule and the Vice President-Research of Solvay who are authorized to settle such Disputes on behalf of their respective companies ("Senior Executives"). The Senior Executives will meet for negotiations within fifteen (15) days of the end of the 15 day negotiation period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the 15 day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute will be settled first by non-binding mediation and thereafter by binding arbitration as described in subsections (b) and (c) below.

                           (b) Any Dispute which is not resolved by the parties within the time period described in subsection (a) shall be submitted to an alternative dispute resolution process ("ADR"). Within five (5) business days after the expiration of the thirty (30) day period set forth in subsection (a), each party shall select for itself a representative with the authority to bind such party and shall notify the other party in writing of the name and title of such representative. Within ten (10) business days after the date of delivery of such notice, the representatives shall schedule a date for engaging in non-binding ADR with a neutral mediator or dispute resolution firm mutually acceptable to both representatives. Any such mediation shall be held in London, England. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of such individual or firm. If the representatives of the parties have not been able to resolve the Dispute within thirty (30) business days after the conclusion of the ADR process, or if the representatives of the parties fail to schedule a date for engaging in non-binding ADR within the ten (10) day period set forth above, the Dispute shall be settled by binding arbitration as set forth in subsection (c) below. If the representatives of the parties resolve the dispute within the thirty (30) day period set forth above, then such resolution shall be binding upon the parties. If either party fails to abide by such resolution, the other party can immediately refer the matter to arbitration under Section 13.5(c).

                           (c) If the parties have not been able to resolve the Dispute as provided in subsections (a) and (b) above, the Dispute shall be finally settled by binding arbitration. Any arbitration hereunder shall be conducted under the Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be conducted in the English language before three arbitrators chosen according to the following procedure: each of the parties shall appoint one arbitrator and the two so nominated shall choose the third. If the arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their appointment, then the third arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce. Any such arbitration shall be held in London, England. The arbitrators shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as they determine. The arbitral award (i) shall be final and binding upon the parties; and (ii) may be entered in any court of competent jurisdiction in accordance with the 1958 Convention on the Recognition and Enforcement of Arbitral Awards.

                           (d) Nothing contained in this Section or any other provisions of this Agreement shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party to comply with its obligations hereunder before or during the pendency of mediation or arbitration proceedings. The parties hereby irrevocably consent to submit to the jurisdiction of the courts of England and/or any other court having jurisdiction for this purpose.

         13.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         13.7. Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

         13.8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties, their Affiliates, and their respective lawful successors and assigns.

         13.9. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

         13.10. Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Solvay:                       If to ArQule:

Solvay Pharmaceuticals B.V.         ArQule, Inc.
C.J. van Houtenlaan 36              19 Presidential Way
1381 CP Weesp                       Woburn, MA  01801
The Netherlands                     Attention:  President
Attention:                          Tel: (781) 994-0300
Manager Technology Development      Fax: (781) 503-0009

Tel: +31 294 479696
Fax: +31 294 477148

with a copy to:                     with a copy to:

Same Address                        Same Address
Attention: Head Legal Department    Attention:  General Counsel
Tel: +31 294 477479                 Tel: (781) 994-0300
Fax: +31 294 477126                 Fax: (781) 503-0009

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

         13.11. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         13.12. Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

         13.13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof, including without limitation the Prior Agreement.

         13.14. Hardship. The underlying objective of this Agreement is to realize in an economical and reasonable way the mutual interests and requirements of the parties. If at any time this Agreement should no longer meet this objective because of technical developments, economic developments or political changes that could not reasonably be foreseen at the time of signing this Agreement thus causing undue and prolonged hardship, the parties shall meet in order to bring about a mutually agreeable solution according to the economic and reasonable objectives of this Agreement.

         13.15. Force Majeure. Neither party shall be held liable or responsible to the other party, nor be deemed to be in breach of this Agreement, for failure or delay in fulfilling or performing any provisions of this Agreement when such failure or delay is caused by or results from any cause whatsoever outside the reasonable control of the party concerned including, but not limited to, fire, explosion, breakdown of plant, strike, lock-out, labor disputes, casualty or accident, lack or failure of transportation facilities, flood, lack or failure of sources of supply or of labor, raw materials or energy, civil commotion, blockage or embargo, any law, regulation, decision, demand or requirement of any national or local government or authority. The party claiming relief shall, without delay, notify the other party by registered airmail or by telefax of the interruption and cessation thereof and shall use its best efforts to remedy the effects of such hindrance with all reasonable dispatch. The onus of proving that any such Force Majeure event exists shall rest upon the party so asserting. During the period that one party is prevented from performing its obligations under this Agreement due to a Force Majeure event, the other party may, in its sole discretion, suspend any obligations that relate thereto. Upon cessation of such Force Majeure event the parties hereto shall use their best efforts to make up for any suspended obligations. If such Force Majeure event is anticipated to continue, or has existed for nine (9) consecutive months or more, this Agreement may be forthwith terminated by either party by registered airmail or by telefax. In case of such termination the terminating party will not be required to pay to the other party any indemnity whatsoever.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

         SOLVAY PHARMACEUTICALS  BV                ARQULE, INC.

         By:__________________________             By:__________________________
              E.A.A.M. Koopmans                          Stephen A. Hill, M.D.
              President, Solvay Pharmaceuticals BV,      President and Chief
               Weesp                                      Executive Officer

         By:__________________________
              Prof. S.G. Schaefer
              Vice President Global Research
              Solvay Pharmaceuticals

                                    EXHIBIT A

                             Compound Specifications

1.       Compass Array Library.

The Compass Array Library is a diverse subset of approximately 25,000 compounds that have been computationally selected to represent at least 12.5% of the ArQule Compounds in the Mapping Array Libraries that ArQule produces 2001.

ArQule will provide approximately 100 micrograms of each Compass Array Library compound dissolved in 25 microliters of 100% DMSO at a concentration of 10 mM in 96-well plates, with 80 filled wells per plate. Because ArQule performs 25% quality control analysis of each Mapping Array Library corresponding to the Compass Array Library, the purity and confirmation of molecular weight is similar to the Mapping Array Library, as described below.

2.       Mapping Array Libraries.

A Mapping Array Library is an Array of ArQule Compounds that ArQule generally makes available to its collaborators for screening on a non-exclusive basis. Each Mapping Array Library is based upon a single Chemical Theme.

ArQule will provide approximately 1mg of each Mapping Array Library compound dissolved in 250 microliters of 100% DMSO at a concentration of 10 mM. The compounds will be provided in 96-well plates with up to 80 filled wells per plate. ArQule performs 25% quality control analysis of each Mapping Array Library by HPLC/UV/ELSD for purity and flow injection mass spectrometry for confirmation of molecular weight. Each Mapping Array Library is on average more than 85% pure as determined by HPLC analysis. A Markush structure file defining each chemical theme is supplied with every shipment.

3.       Confirmation Samples and Resynthesized Compounds.

As determined by the Research Committee, ArQule shall resynthesize and deliver to Solvay up to twenty-five (25) mg of any Active Compound. ArQule will provide each resynthesized Compound as a dry, solid power or oil with a purity of 95% based on HPLC/UV, ELSD. Typically, resynthesis compounds consist of preparative HPLC-purified, dry, solid compound supplied with proton NMR and mass spectrometry data.

4.       Directed Array Compounds.

Unless otherwise agreed to by the Research Committee, all ArQule Compounds delivered as part of the Directed Array Libraries will be provided as 30 mmol of compound in DMSO in 96-well plates with up to 80 filled wells per plate. ArQule performs 100% quality control analysis of each Directed Array compound tested by HPLC/UV/ELSD. The average purity of each Directed

Array Library is 85% as determined by HPLC analysis. An SD file is supplied with every shipment.

                                    EXHIBIT B

                            AMAP Technology Transfer

List of 2000 Technology to be transferred and implemented in 2001

1.   CRS-WAD Technology Transfer

2. Implement process for Solvay to allow direct procurement of fine mechanical parts

3. a. Supply of source code for all Instrument Control Application via CD or FTP site (No documentation of source code)

         b. Make LLE quantitation and APD/LLE quantitation operational

4.   New Septum Piercing Technology for OCS

5.   Modifications to LLE 32-bit application modifications

6.   Update WAD.exe with modified rack sequence

7.   Transfer TOCS software

8.   AIMS Feasibility Study to be completed by March 15, 2001

9.   Transfer Solid Phase Synthesis prototype application

10. Supply electronic documentation for all sections of the binders previously delivered to Solvay.

11.  Transfer existing Culling and Reformatting application to Solvay